Exhibit 10.1

Peoples State Bank

Board of Directors’ Focus Rewards Plan

March 19, 2013

Purpose

The purpose of the Peoples State Bank Board of Directors Focus Rewards Plan (the “Plan”) is to maximize the achievement of Peoples State Bank (the “Bank”) and PSB Holdings, Inc. (“PSB”) goals and to recognize Bank directors (the “Board”) for their contribution to the Bank’s overall success in a manner directly related to shareholder equity return.

General Description

Board members receive Plan awards in the form of shares of PSB common stock upon achieving some measure of the following specific objectives each year:  Attainment of the Bank’s budgeted net income, PSB’s current year Return on Equity ranking in at least the top 50th percentile compared to a peer group based on asset size using information available from SNL Financial LLC, and achievement of the Directors’ customer referral goal.  The specific objectives used within the Plan are determined annually.

Administration

Prior to the beginning of each fiscal year, the Board will approve the components of the Plan in conjunction with the approval of the Bank employee cash incentive Focus Reward plan for the coming year. The computation of Plan awards based on year-end results will be performed by the Bank’s Chief Financial Officer and approved by the Directors’ Compensation Committee.  The actual stock award will be paid in the year immediately subsequent to the year to which the specific objectives relate (the “Subsequent Year”) following completion of the external financial statement audit, but in no event later than March 15th of the Subsequent Year.  The value of the stock award is not eligible to be deferred into the Directors’ Deferred Compensation Plan, and income and employment taxes are due for the calendar year in which the non-cash award is paid.1  This Plan can be terminated, amended or modified at any time.

As with the employee Focus Reward incentive plan, the Board may exclude unusual or non-recurring net income items from the Plan award calculation if the non-recurring item results in an award not reflective of actual net income performance.   However, Board adjustments to the Plan award calculation are intended to be infrequent.

Measurement of the Directors’ Customer Referral Goal

Directors will receive credit for product referrals by submitting their customer referrals to the Bank’s Assistant Secretary which will be logged and tracked on the same system used for employee product referrals.   Upon closing of the referral by a sales associate, the Director will receive credit for the referral.

1 Directors should consult with their tax advisor as to the timing and amount of any such federal and state income and employment tax payments.  There is no withholding of taxes on director awards.

Participants

Eligibility for participation in the Plan is limited to external (non-employee) voting Board members who have served on the Board for the majority (greater than 6 months) of the fiscal year to which the specific objectives relate. For those who have served the majority of the year, but not a full twelve months, the stock award will be prorated by the number of months served.  Director Emeriti, board consultants and internal directors are not eligible to participate in the Plan.

Definitions

For purposes of determining the amount of the stock awards, the following definitions apply:

•

Net operating income – After-tax Bank net income after deducting the after tax cost of the Plan.

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Specific objectives – The specific goals which are established as targets to be reached in the fiscal year including Bank budgeted net income and other targets as appropriate.

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Unusual or non-recurring items – Those income or expense items related to events which, in the opinion of the Board, are outside the significant influence of the Plan participants or provide only short-term non-recurring income or expense not representative of normal operations.  Examples of such events could include income recorded on receipt of the death benefits of life insurance, significant short-term merger and acquisition or conversion expenses that yield long-term income benefits, gain on purchase of another entity, statutory changes in tax rates or changes in accounting principles, and other large-non-recurring transactions which distort Bank net income.

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Referrals - Consumers who enter into, or expand through the purchase of additional products, a banking relationship with the Bank as the result of a Board member’s referral for products or services.

Stock Award Computation

Stock awards are determined using net operating income levels determined after recognizing the after tax cost of the Plan.  The size of the incentive pool can increase at predetermined thresholds of increased net income based on the same thresholds used in the employee Focus Rewards cash incentive plan.

The “baseline” stock award, assuming achievement of the following three targets, is equal to 10% of the director’s compensation paid during the fiscal year, including amounts deferred into the Directors’ Deferred Compensation Plan.  For example, if the Board member earned $20,000 from the retainer and meeting fee income, the baseline annual incentive for stock award would be $2,000 if all 3 goals were met for that year. Each of the three goals for the Plan provides a portion of the total 10% baseline award as shown below:

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Reaching the Board member customer referral goal – 20% of award (2% of cash compensation)

•

PSB Holdings, Inc. Return on Equity ranking in at least the top 50th percentile compared to peer group – 20% of award (2% of cash compensation)

•

Attainment of the Peoples State Bank  budgeted net income goal – 60% (6% of cash compensation)

In the case of the first two objectives, the computation is based on a “pass or fail test” receiving either all, or none, of the credit.  Credit for the net income goal begins to be earned when net income reaches 95% of the target, and the full 60% is earned when at least 100% of the target is reached.

Focus Reward Multiplier

The baseline incentive may be multiplied higher based on how much Bank actual net operating income (including the after tax expense of the Plan) exceeds the budgeted net income target.  Each tier represents progressively higher net income targets after recognizing the cost of the Plan.

The following tables display the range of incentive that could be earned by a Director as a percentage of director fees paid or eligible to be deferred during the year.

	Referral Goal and
	Peer Return on Equity Goal Achieved
	% of Bank Net Income Target Actually Achieved
% of Bank Budgeted	< 95%	95%	96%	97%	98%	99%	100%
Net Income Actually Achieved	Incentive Compensation as a Percentage of Directors’ Fees
	4.00%	7.00%	7.60%	8.20%	8.80%	9.40%	10.00%
102.5%							12.50%
105.0%							16.00%
107.5%							20.00%
110.0%							25.00%
112.5%							30.00%

	No Referral Goal Achieved
	and Peer Return on Equity Goal Not Achieved
	% of Bank Targeted Net Income Actually Achieved
% of Bank Budgeted	< 95%	95%	96%	97%	98%	99%	100%
Net Income Actually Achieved	Incentive Compensation as a Percentage of Directors’ Fees
	0.00%	3.00%	3.60%	4.20%	4.80%	5.40%	6.00%
102.5%							7.50%
105.0%							9.60%
107.5%							12.00%
110.0%							15.00%
112.5%							18.00%

Payment of Incentive

Following conclusion of the year-end financial statement audit for the year to which the specific objectives relate, and approval of the incentive calculation by the Directors’ Compensation Committee, shares of PSB Holdings, Inc. common stock, equal to the award amount, will be issued in the name of the Director no earlier than January 1st and no later than March 15th of the Subsequent Year.  Fractional shares will not be issued, and any Plan award will be rounded up or down to the nearest full number of shares.  Common stock awards will be issued out of PSB’s existing treasury stock account and must be held the minimum period required by regulation for shares issued in an unregistered offering of common stock.  The securities are fully vested when issued with all the rights of dividends, voting, and ownership, (subject to the minimum holding period required by securities regulation). Payment or holding periods required on Plan awards of PSB common shares are subject to securities or banking regulation as may now, or ever, be in effect, and the Plan will comply with any existing or new regulation associated with payment of the award in common stock.

Miscellaneous

In the event of retirement from the Board or death of the Board member, the Director will receive a proration of the award for each full month served providing they served the majority of the year.  In any other cases of termination, the director forfeits the right to receive any stock award for the current year, and, if the Directors’ Compensation Committee so determines, the prior year to the extent the award has not yet been paid.

Taxation of Award

Plan awards are considered taxable income and therefore reported as such on the Directors’ Form 1099-MISC for the year in which they are paid.  It is the Director’s financial responsibility to pay any taxes associated with the award.  It is intended that awards under the terms of the Plan shall be issued in such manner as to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended.